Exhibit 10.1

SPROUTS FARMERS MARKET, INC.

5455 East High Street, Suite 111

Phoenix, Arizona 85054

August 6, 2015

J. Douglas Sanders

c/o Sprouts Farmers Market, Inc.

5455 East High Street, Suite 111

Phoenix, Arizona 85054

Re: Employment Transition

Dear Doug:

This will confirm our discussions regarding changes to your employment status with Sprouts Farmers Market, Inc. (the “Company”). All of these changes will be effective August 6, 2015 (the “Effective Date”).

1.	Change in Position/Title. On the Effective Date, you agree that you will no longer serve as President and Chief Executive Officer of the Company. The Board of Directors (the “Board”) has appointed you as Executive Chairman. As Executive Chairman, you will have the powers and duties as may be assigned to you from time to time by the Board.

2.	Compensation.

a.	For the remainder of 2015, you will continue to receive fees of $560,000 per annum (the “Fees”), payable in accordance with the Company’s normal payroll practices. In the event you discontinue service as Executive Chairman for any reason, you will be entitled to receive the Fees for the two-year period thereafter, payable in accordance with the Company’s normal payroll procedures.

b.	For so long as you serve on the Board, and for the two-year period thereafter, the Company will continue to provide health coverage to you and your immediate family under the benefit plans that are made available to Company employees.

c.	You remain eligible for a bonus for the 2015 fiscal year in accordance with the terms of the Company’s cash bonus program approved by the Compensation Committee of the Board in Februrary 2015; provided that you continue to serve as Executive Chairman of the Company through December 31, 2015. You shall not be entitled to an annual bonus in respect of any fiscal year after 2015.

d.	In the event you discontinue service as Executive Chairman for any reason, you will also be entitled to an amount equal to the sum of the actual annual bonus payments you received for each of the 2013 and 2014 fiscal years, payable in accordance with the Company’s normal payroll procedures.

e.

In the event you discontinue service as Executive Chairman for any reason prior to the end of the 2015 fiscal year, you will also be eligible to receive an annual bonus for the 2015 fiscal year, pro-rated from the first day of the 2015 fiscal year through the date on which you ceased to serve as Executive Chairman, payable in accordance with the Company’s normal payroll procedures.

f.	For so long as you remain a member of the Board, your employment will be treated as continuing for purposes of determining vesting, and with respect to stock options, exercisability, of any outstanding equity awards granted to you prior to the Effective Date.

3.	Release. You agree that any continued payments or benefits beyond the date that you no longer serve as Executive Chairman will be subject to your execution and non-revocation of a customary release of the Company and its affiliates, officers, directors, stockholders, employees, agents, insurers, representatives and successors from and against any and all claims that you may have. The Company will present such release within 10 business days following your cessation as Executive Chairman, and you will have 21 days to consider whether or not to sign it, and, assuming you do, an additional 7 days to revoke it. If the period during which you may consider and revoke the release spans two calendar years, any payment otherwise payable to you during that period will be made in the later calendar year.

4.	Employment Agreement. The employment agreement between you and the Company dated April 18, 2011, as amended by Amendment No. 1 dated August 23, 2012 and Amendment No. 2 dated April 29, 2015 (as amended, the “Employment Agreement”) shall be terminated as of the Effective Date, and you will no longer be deemed an employee or officer of the Company. Except as provided in Paragraph 2(c) above, neither you nor the Company will have any further obligation under the Employment Agreement following the Effective Date, including but not limited to severance compensation, provided that your obligations under Sections 5, 6.1 and 6.5, and the Company’s obligations under Section 6.1, will continue in force, as will the procedural provisions of Section 6 that relate to such sections, and the provisions of all such sections are hereby incorporated herein. You will, however, be entitled to receive any unpaid base salary, vested amounts under the Company’s 401(k) plan, and reimbursement for unreimbursed business expenses, in each case accrued or incurred in respect of your employment prior to the Effective Date.

5.	Confidentiality, Work Product and Non-Competition and Non-Solicitation. You hereby reaffirm your agreement to abide by the terms of the Confidentiality, Non-Competition, and Non-Solicitation Agreement dated as of August 5, 2015.

6.	Entire Agreement. Upon the Effective Date, this letter supersedes all previous and contemporaneous communications, agreements and understandings between you, on the one hand, and the Company or any of its affiliates, on the other hand, whether written or oral, including but not limited to the Employment Agreement, and constitutes the sole and entire agreement between you and the Company pertaining to the subject matter hereof.

7.	Governing Law. This letter will be governed by and construed in accordance with the laws of the State of Arizona, without regard to principles of conflict of laws.

8.	Counterparts. This letter may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

Sincerely,

SPROUTS FARMERS MARKET, INC.

By:	/s/ Steven Townsend
Name:	Steven Townsend
Title:	Chairman of the Compensation Committee of the Board of Directors

Agreed to and Accepted by:

/s/ J. Douglas Sanders
J. Douglas Sanders

Date: August 6, 2015